UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2008
Intervoice, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-15045	75-1927578
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (972) 454-8000
Not applicable
(Former name or former address, if changed since last report)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 28, 2008, the Compensation Committee of Intervoice, Inc. (the “Company”) adopted the Intervoice, Inc. Fiscal Year 2009 Annual Incentive Compensation Plan (the “Plan”). A copy of a summary of the Plan is attached as Exhibit 10.1 hereto and incorporated herein by reference.
     On such date the Compensation Committee also approved the following increases to the annual base salaries for certain executive officers of the Company: the base salary of James A. Milton, President and Chief Operating Officer, was increased by 4.3% to $365,000; the annual base salary of Craig E. Holmes, Executive Vice President, Chief Financial Officer and Treasurer, was increased by 4.8% to $275,000; the base salary of Francis G. Sherlock, Senior Vice President and Managing Director of the EMEA, was increased by 3.1% to $245,000; and the base salary of Kenneth A. Goldberg, Senior Vice President Corporate Development, Marketing and Alliances, was increased by 4.3% to $240,000. Mr. Sherlock’s salary is paid in the currency of the United Kingdom and the amount of his salary is set forth above in the currency of the United States of America based on current exchange rates.
     On May 28, 2008 the Company and Michael J. Polcyn entered into a Second Amendment (the “Second Amendment”) to Employment Agreement to further amend his Employment Agreement effective March 1, 2007 (as so amended, the “Employment Agreement”). In order to effectuate Mr. Polcyn’s desire to retire from his employment at a mutually agreeable date, the Employment Agreement was amended to provide that his employment term would expire on May 31, 2008. In connection with his retirement, Mr. Polcyn resigned from his positions as Senior Vice President Engineering and Chief Technology Officer. A copy of the Second Amendment is attached as Exhibit 10.2 hereto and incorporated herein by reference.
Item 7.01. Regulation FD Disclosure
     As previously disclosed, during fiscal 2008 the Compensation Committee resolved to freeze compensation for the Company’s executive officers until the Company’s performance improved or the Compensation Committee determined that other circumstances dictated that it would be appropriate to increase or offer additional compensation. The freeze included any new bonus arrangements, salary adjustments and equity-based compensation awards. The only exceptions to the freeze on executive compensation were bonus arrangements made available to one or more of the Company’s principal sales executives to provide an incentive for sales bookings, revenues and/or contribution margins. On May 28, 2008, the Compensation Committee terminated the freeze on executive compensation. The principal reason to terminate the freeze on executive compensation is to provide cash bonus programs and equity based compensation awards that will provide an incentive to executive officers to achieve key corporate objectives that will create shareholder value. In light of the freeze on salary adjustments during fiscal 2008, the Compensation Committee believes that certain salary increases for executive officers made in accordance with its compensation procedures and objectives are appropriate during fiscal 2009. But the Compensation Committee also believes that, with the exception of salary increases due to promotions, such salary increases should generally be made in modest amounts until our financial performance improves or other circumstances dictate that larger salary increases are appropriate.
     As previously disclosed, during fiscal 2008 the Board froze compensation for the Company’s Board of Directors until the company’s performance improved or the Board determined that other circumstances dictated that it would be appropriate to increase or offer additional compensation. The freeze precluded increases in annual retainers and meeting fees and new grants of equity compensation. On May 29, 2008, the Board terminated the freeze on director compensation. The primary reasons for terminating the freeze on director compensation were to provide the Board with discretionary authority to offer competitive compensation programs to attract and retain qualified directors and grant equity compensation to directors to further align their interests with the interests of shareholders.

Item 9.01. Financial Statements and Exhibits
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit
Number	Exhibit Title
10.1	Summary of the Fiscal Year 2009 Annual Incentive Compensation Plan.

10.2	Second Amendment to Employment Agreement executed on May 28, 2008 and effective as of April 10, 2008 between the Company and Michael J. Polcyn.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
By:	/s/ Dean C. Howell
Dean C. Howell
Senior Vice President, General Counsel and Secretary

Date: June 3, 2008

EXHIBIT INDEX

Exhibit
Number	Exhibit Title
10.1	Summary of the Fiscal Year 2009 Annual Incentive Compensation Plan.

10.2	Second Amendment to Employment Agreement executed on May 28, 2008 and effective as of April 10, 2008 between the Company and Michael J. Polcyn.